Exhibit 99.1

M-Wave, Inc. Receives NASDAQ Notice of Non-Compliance

FRANKLIN PARK, IL -- (MARKET WIRE) -- 11/20/07 --  M-Wave, Inc. (NASDAQ: MWAV), a provider of international electronic procurement services and a virtual manufacturer of customer-specified electronic and satellite installation components, announced that it received a notice of non-compliance from the staff of The NASDAQ Stock Market ("NASDAQ") on November 15, 2007.  The notice indicates that based upon a review of  the Company's recently released financial results, the staff has determined that the Company is no longer in compliance with NASDAQ Marketplace Rule 4310(c)(3), which requires the Company to maintain a minimum of $2,500,000 in stockholders' equity.

The Company has been afforded the opportunity to submit a response to the NASDAQ staff on or before November 30, 2007, outlining a specific plan and timeline to achieve and sustain compliance with the applicable NASDAQ rules.  If the NASDAQ staff determines that the Company has not presented a plan that adequately addresses the stockholders' equity issue, the NASDAQ staff will provide a written notification that the Company's common shares will be subject to delisting unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the "Panel").

The Company intends to submit its plan to regain compliance to the NASDAQ staff by November 30, 2007.  In that regard, the Company believes that it will be in full compliance with all applicable listing requirements upon completion of its previously announced merger with Blue Sun Biodiesel, LLC. The Company expects to close the merger in late December or January. Notwithstanding, there is no assurance that the NASDAQ staff will accept the Company's plan of compliance.  In the event the NASDAQ staff does not accept the Company's plan, the Company intends to request a hearing before the Panel.

The Company expects to report further news as it becomes available.

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components, extrusions and non-electronic products from Asia. M-Wave's Electro-Mechanical Group division ("EMG") sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications, industrial electronics, and other commercial products. EMG also offers domestic and international supply chain services and annual forecast-driven stocking programs for its middle market customers.

Certain matters discussed in this news release, including without limitation completion of the asset sale and SunFuels merger and any expected benefits of the SunFuels merger, constitute forward-looking statements within the meaning of the federal securities laws. Completion of the asset sale and SunFuels merger is subject to conditions and there can be no assurance those conditions can be satisfied or that the transactions described in this press release will be completed. In addition, actual results and the timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2006, its report on Form 10-QSB for the period ended September 30, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

Additional Information

M-Wave's website is located at www.mwav.com.

Contact:
M-Wave, Inc.
Jim Mayer
Interim CEO
Jeff Figlewicz
CFO
(630) 562-5550 extension 4751